Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Second Quarter 2013 Results
Company Expects Adjusted Earnings Growth of Approximately 12 Percent for 2013
Second quarter 2013 financial highlights:

•	Adjusted earnings per share of $1.12, down $0.02 from the prior quarter

•	Segment income margin increased to 22.3 percent in Advanced Engineered Materials, Consumer Specialties and Industrial Specialties

•	Cash on hand increased to $1.1 billion

•	Net debt decreased to less than $2.0 billion

•	GAAP earnings per share of $0.83, down $0.05 from the prior quarter

•	GAAP operating profit of $169 million, down $15 million from the prior quarter

Dallas, July 18, 2013: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported second quarter 2013 adjusted earnings per share of $1.12 versus $1.14 in the prior quarter.

	Three Months Ended
	June 30, 2013	March 31, 2013
	(unaudited)
	(In $ millions, except per share data)
Net sales	1,653	1,605
Operating profit (loss)	169	184
Net earnings (loss)	133	142
Adjusted EBIT / Total segment income (1)	264	269
Operating EBITDA (1)	339	345
Diluted EPS - continuing operations	$0.83	$0.88
Diluted EPS - total	$0.83	$0.89
Adjusted EPS (2)	$1.12	$1.14
______________________________

(1)	Non-U.S. GAAP measure. See Table 1 for reconciliation.

(2)	Non-U.S. GAAP measure. See Table 3 for reconciliation.
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Current Year Reconciliations to Non-GAAP Financial Measures available on our website at www.celanese.com in the Investor Relations section.

"Celanese's second quarter results reflect the continued success we are having by delivering value-added solutions to our customers in diverse end-use markets and geographic regions as we increased segment income margins to 22.3 percent sequentially in Advanced Engineered Materials, Consumer Specialties and Industrial Specialties. This success was tempered by lower segment margins in Acetyl Intermediates as the economies of Asia and Europe demonstrated softer conditions than the first quarter and as we executed a number of plant turnarounds," said Mark Rohr, chairman and chief executive officer. "Celanese continued to deliver good cash flow results in the second quarter and further increased the cash on our balance sheet and reduced net debt to the lowest quarterly level since March 2005. We are well positioned to pursue our balanced cash deployment strategy."
Recent Highlights

•
Signed an agreement with Mitsui & Co., Ltd., of Tokyo, Japan, to establish a joint venture for the production of methanol at Celanese's integrated chemical plant in Clear Lake, Texas. The total investment in the facility is estimated to be $800 million. Celanese's portion of the cash investment is estimated to be $300 million, in addition to previously invested assets at the company's Clear Lake facility. The planned methanol facility will have an annual capacity of 1.3 million tons and is expected to begin operations in mid-2015.

•
Announced that its board of directors approved a 20 percent increase in the company's Series A Common Stock quarterly cash dividend. The quarterly dividend rate increased to $0.09 from $0.075 per share of Common Stock on a quarterly basis and to $0.36 from $0.30 per share of Common Stock on an annual basis. The new dividend rate began in May 2013.

Second Quarter Business Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials delivered record quarterly net sales of $352 million on record quarterly volumes which were 8 percent higher than the first quarter. Segment income increased to $86 million, or 10 percent higher than the prior quarter, as volumes increased on continued success in penetrating autos, particularly in the U.S., and due to the impact of higher value applications on product mix. Segment income margin increased 70 bps from the prior quarter to 24.4 percent. Operating profit, which excludes affiliate earnings, increased to $39 million from $36 million in the prior quarter.
Consumer Specialties
Second quarter segment income in Consumer Specialties was $109 million, consistent with the first quarter of $108 million. Healthy global demand for acetate tow drove higher sequential volumes and price increases. Segment income margin decreased 190 bps from the prior quarter primarily due to higher raw material costs. Operating profit, which excludes China acetate dividends, increased to $83 million from $78 million in the prior quarter.
Industrial Specialties
Industrial Specialties' segment income increased to $19 million, or 19 percent higher than the prior quarter, as record results in Emulsions more than offset continued weak global demand for EVA applications. Volumes increased 2 percent as higher volumes in Emulsions in Europe and Asia more than offset lower global demand for EVA applications. Pricing increased 1 percent sequentially on improved regional mix in EVA and higher Emulsions pricing in Europe and North America. Segment income margin increased 80 bps from the prior quarter to 6.4 percent. Operating profit was $18 million in the second quarter compared with $15 million in the prior quarter.
Acetyl Intermediates
Second quarter segment income in Acetyl Intermediates was $66 million compared to $79 million in the first quarter on flat volumes and pricing reflecting continued weak global demand for acetyl derivative products in Europe and Asia. Additionally, company and customer turnarounds in vinyl acetate monomer (VAM) and a raw material supply issue at one of the company's facilities also impacted segment income. Segment income margin decreased 160 bps from the prior quarter to 8.2 percent due to the turnarounds and the supply issue. Operating profit was $55 million in the second quarter compared with $75 million in the prior quarter.
Capital Structure
During the second quarter of 2013, the company generated $229 million of operating cash flow driven by continued strong cash generation and lower trade working capital usage as compared to the prior quarter. Adjusted free cash flow for the quarter was $154 million.
As of June 30, 2013, the company's net debt was $1.977 billion, a $162 million decrease from December 31, 2012 and the lowest quarterly level for the company since March 31, 2005.
During the quarter, the company spent $6 million on share repurchases and expects to continue repurchasing shares. As of June 30, 2013, the company had a remaining share repurchase authorization of $386 million. Additionally, the company's strong cash flow allows it to continue to delever the balance sheet and increase its dividends.
Strategic Affiliates
Earnings from equity investments were $55 million, similar to the prior quarter. Cash dividends received in the second quarter from equity investments were $45 million, similar to the prior quarter.
During the second quarter of 2013, the company received a quarterly dividend of $23 million from its China acetate ventures, $1 million lower than the prior quarter. In 2013, the company began receiving quarterly dividends from its China acetate ventures. In prior years, dividends from China acetate ventures were received annually in the second quarter. In the second quarter of 2012, the company received an annual dividend of $83 million. During the first six months of 2013, the company received two quarterly dividends totaling $47 million.
Taxes
The tax rate for adjusted earnings per share was 19 percent in the second quarter of 2013, consistent with the prior quarter. The effective tax rate for GAAP for the second quarter of 2013 was 36 percent compared to 35 percent in the first quarter.
Net cash taxes paid in the second quarter of 2013 were $30 million compared with $14 million in the first quarter primarily due to the timing of tax refunds received.

Outlook
"As we look to the remainder of 2013, we expect the weak economic conditions that exist today will continue. Our global teams continue to focus on Celanese-specific innovation and productivity initiatives that will allow us to achieve our earnings growth objective of approximately 12 percent growth. However, further deterioration of global demand would pressure this objective," said Rohr.
The company's earnings presentation and prepared remarks related to the second quarter results will be posted on its website at www.celanese.com in the investor section after market close on July 18.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Jon.Puckett@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,600 employees worldwide and had 2012 net sales of $6.4 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technology, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, including the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-US GAAP Measures to US GAAP
This release provides information about the following non-US GAAP measures: adjusted EBIT, operating EBITDA, adjusted earnings per share, adjusted free cash flow and net debt as non-US GAAP measures. These measurements are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss); for adjusted earnings per share is earnings (loss) from continuing operations per common share-diluted; for adjusted free cash flow is cash flow from operations; and for net debt is total debt.
Use of Non-US GAAP Financial Information

•
Adjusted EBIT is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense and taxes, and further adjusted for other charges and other adjustments. We believe that adjusted EBIT provides transparent and useful information to management, investors and analysts in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Our management recognizes that adjusted EBIT has inherent limitations because of the excluded items. Adjusted EBIT is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results and as a performance metric in the Company's incentive compensation plan. We may provide guidance on adjusted EBIT but are unable to reconcile forecasted adjusted EBIT to a GAAP financial measure without unreasonable effort because a forecast of other charges and other adjustments is not practical. Adjusted EBIT by business segment may also be referred to by management as segment income.

•
Operating EBITDA is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for other charges and other adjustments. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization, and has the same uses and limitations as adjusted EBIT described above.

•
Adjusted earnings per share is defined by the Company as earnings (loss) from continuing operations, adjusted for income tax (provision) benefit, other charges and other adjustments, refinancing and related expenses and noncontrolling interests, divided by the number of basic common shares, convertible preferred shares and dilutive restricted stock units and stock options calculated using the treasury method. We believe that adjusted earnings per share provides transparent and useful information to management, investors and analysts in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. We may provide guidance on adjusted earnings per share but are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure without unreasonable effort because a forecast of other charges and other adjustments is not practical.

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We also reflect the impact of foreign tax credits when utilized for the adjusted earnings per share tax rate. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual GAAP tax rate in any given future period.

•
Adjusted free cash flow is defined by the Company as cash flow from operations less other productive asset purchases, operating cash flow from discontinued operations and certain cash flow adjustments. We believe that adjusted free cash flow provides useful information to management, investors and analysts in evaluating the Company’s liquidity and credit quality assessment. Although we use adjusted free cash flow as a financial measure to assess the performance of our business, the use of adjusted free cash flow has important limitations, including that adjusted free cash flow does not reflect the cash requirements necessary to service our indebtedness, lease obligations, unconditional purchase obligations or pension and postretirement funding obligations.

•
Net debt is defined by the Company as total debt less cash and cash equivalents. We believe that net debt provides useful information to management, investors and analysts in evaluating changes to the Company's capital structure and credit quality assessment.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Change in accounting policy regarding pension and other postretirement benefits
Effective January 1, 2013, we elected to change our policy for recognizing actuarial gains and losses and the change in fair value of plan assets for our defined benefit pension plans and other postretirement benefit plans. We now immediately recognize the change in fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each fiscal year and whenever a plan is required to be remeasured. The remaining components of our net periodic benefit cost are recorded on a quarterly basis.
In connection with the change in accounting policy for pension and other postretirement benefits and to properly match the actual operational expenses each business segment is incurring, we changed our allocation of net periodic benefit cost. We now allocate only the service cost and amortization of prior service cost components of our pension and postretirement plans to each business segment on a ratable basis. All other components of net periodic benefit cost (interest cost, expected return on assets and net actuarial gains and losses) are recorded to Other Activities as these components are considered financing activities managed at the corporate level. Financial information for prior periods has been retrospectively adjusted and can be identified by the heading "As Adjusted".

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
			As Adjusted
	(In $ millions, except share and per share data)
Net sales	1,653	1,605	1,675
Cost of sales	(1,334)	(1,272)	(1,340)
Gross profit	319	333	335
Selling, general and administrative expenses	(113)	(106)	(115)
Amortization of intangible assets	(9)	(11)	(13)
Research and development expenses	(23)	(26)	(25)
Other (charges) gains, net	(3)	(4)	(3)
Foreign exchange gain (loss), net	(2)	(1)	(1)
Gain (loss) on disposition of businesses and asset, net	—	(1)	—
Operating profit (loss)	169	184	178
Equity in net earnings (loss) of affiliates	55	54	62
Interest expense	(44)	(43)	(45)
Refinancing expense	—	—	—
Interest income	1	—	—
Dividend income - cost investments	23	24	84
Other income (expense), net	4	(1)	(1)
Earnings (loss) from continuing operations before tax	208	218	278
Income tax (provision) benefit	(75)	(77)	(57)
Earnings (loss) from continuing operations	133	141	221
Earnings (loss) from operation of discontinued operations	—	2	—
Gain (loss) on disposition of discontinued operations	—	—	—
Income tax (provision) benefit from discontinued operations	—	(1)	—
Earnings (loss) from discontinued operations	—	1	—
Net earnings (loss)	133	142	221
Net (earnings) loss attributable to noncontrolling interests	—	—	—
Net earnings (loss) attributable to Celanese Corporation	133	142	221
Amounts attributable to Celanese Corporation
Earnings (loss) per common share - basic
Continuing operations	0.83	0.88	1.40
Discontinued operations	—	0.01	—
Net earnings (loss) - basic	0.83	0.89	1.40
Earnings (loss) per common share - diluted
Continuing operations	0.83	0.88	1.38
Discontinued operations	—	0.01	—
Net earnings (loss) - diluted	0.83	0.89	1.38
Weighted average shares (in millions)
Basic	159.7	159.7	158.2
Diluted	160.1	160.2	159.8

Consolidated Balance Sheets - Unaudited

	As of June 30, 2013	As of December 31, 2012
		As Adjusted
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,107	959
Trade receivables - third party and affiliates, net	929	827
Non-trade receivables, net	280	209
Inventories	738	711
Deferred income taxes	50	49
Marketable securities, at fair value	45	53
Other assets	31	31
Total current assets	3,180	2,839
Investments in affiliates	808	800
Property, plant and equipment, net	3,325	3,350
Deferred income taxes	602	606
Other assets	483	463
Goodwill	772	777
Intangible assets, net	152	165
Total assets	9,322	9,000
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	224	168
Trade payables - third party and affiliates	716	649
Other liabilities	439	475
Deferred income taxes	25	25
Income taxes payable	140	38
Total current liabilities	1,544	1,355
Long-term debt	2,860	2,930
Deferred income taxes	47	50
Uncertain tax positions	184	181
Benefit obligations	1,560	1,602
Other liabilities	1,142	1,152
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(911)	(905)
Additional paid-in capital	745	731
Retained earnings	2,242	1,993
Accumulated other comprehensive income (loss), net	(91)	(89)
Total Celanese Corporation stockholders' equity	1,985	1,730
Noncontrolling interests	—	—
Total equity	1,985	1,730
Total liabilities and equity	9,322	9,000

Table 1
Reconciliation of Consolidated Net Earnings (Loss) to Adjusted EBIT and Operating EBITDA - Non-GAAP Measures - Unaudited

	Three Months Ended
	June 30, 2013	March 31, 2013
	(In $ millions)
Net earnings (loss)	133	142
(Earnings) loss from discontinued operations	—	(1)
Interest income	(1)	—
Interest expense	44	43
Refinancing expense	—	—
Income tax provision (benefit)	75	77
Other charges (gains), net (1)	3	4
Other adjustments (1)	10	4
Adjusted EBIT	264	269
Depreciation and amortization expense (2)	75	76
Operating EBITDA	339	345

Three Months Ended
	June 30, 2013	March 31, 2013
(In $ millions)
Advanced Engineered Materials	—	—
Consumer Specialties	—	—
Industrial Specialties	—	—
Acetyl Intermediates	—	—
Other Activities (3)	—	—
Accelerated depreciation and amortization expense	—	—
Depreciation and amortization expense (2)	75	76
Total depreciation and amortization expense	75	76
______________________________

(1)	See Table 8 for details.

(2)	Excludes accelerated depreciation and amortization expense as detailed in the table above and included in Other adjustments above.

(3)
Other Activities includes corporate Selling, general and administrative expenses, the results of captive insurance companies and certain components of net periodic benefit cost, including interest cost, expected return on assets and net actuarial gains and losses.

Table 2
Segment Data and Reconciliation of Operating Profit (Loss) to Adjusted EBIT and Operating EBITDA - Non-GAAP Measures - Unaudited

	Three Months Ended
	June 30, 2013		March 31, 2013
	(In $ millions, except percentages)
Operating Profit (Loss) / Operating Margin (1)
Advanced Engineered Materials	39	11.1%	36	10.9%
Consumer Specialties	83	26.4%	78	26.4%
Industrial Specialties	18	6.1%	15	5.2%
Acetyl Intermediates	55	6.8%	75	9.3%
Other Activities (2)	(26)		(20)
Total	169	10.2%	184	11.5%
Equity Earnings, Cost - Dividend Income and Other Income (Expense)
Advanced Engineered Materials	45		40
Consumer Specialties	24		26
Industrial Specialties	—		—
Acetyl Intermediates	3		3
Other Activities (2)	10		8
Total	82		77
Other Charges and Other Adjustments (3)
Advanced Engineered Materials	2		2
Consumer Specialties	2		4
Industrial Specialties	1		1
Acetyl Intermediates	8		1
Other Activities (2)	—		—
Total	13		8
Adjusted EBIT / Adjusted EBIT Margin (1)
Advanced Engineered Materials	86	24.4%	78	23.7%
Consumer Specialties	109	34.7%	108	36.6%
Industrial Specialties	19	6.4%	16	5.6%
Acetyl Intermediates	66	8.2%	79	9.8%
Other Activities (2)	(16)		(12)
Total	264	16.0%	269	16.8%
Depreciation and Amortization Expense (4)
Advanced Engineered Materials	27		29
Consumer Specialties	10		10
Industrial Specialties	12		12
Acetyl Intermediates	22		21
Other Activities (2)	4		4
Total	75		76
Operating EBITDA
Advanced Engineered Materials	113		107
Consumer Specialties	119		118
Industrial Specialties	31		28
Acetyl Intermediates	88		100
Other Activities (2)	(12)		(8)
Total	339		345
______________________________

(1)	Defined as Operating profit (loss) and Adjusted EBIT, respectively, divided by Net sales. See Table 4 for Net sales.

(2)
Other Activities includes corporate Selling, general and administrative expenses, the results of captive insurance companies and certain components of net periodic benefit cost, including interest cost, expected return on assets and net actuarial gains and losses.

(3)	See Table 8 for details.

(4)	Excludes accelerated depreciation and amortization expense. See Table 1 for details.

Table 3
Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-GAAP Measure - Unaudited

	Three Months Ended				Six Months Ended
	June 30, 2013		March 31, 2013		June 30, 2013
		per share		per share		per share
	(In $ millions, except per share data)
Earnings (loss) from continuing operations	133	0.83	141	0.88	274	1.71
Deduct: Income tax (provision) benefit	(75)		(77)		(152)
Earnings (loss) from continuing operations before tax	208		218		426
Other charges and other adjustments (1)	13		8		21
Refinancing expense	—		—		—
Adjusted earnings (loss) from continuing operations before tax	221		226		447
Income tax (provision) benefit on adjusted earnings (2)	(42)		(43)		(85)
Noncontrolling interests	—		—		—
Adjusted earnings (loss) from continuing operations	179	1.12	183	1.14	362	2.26

	Diluted shares (in millions) (3)
Weighted average shares outstanding	159.7		159.7		159.7
Dilutive stock options	0.2		0.2		0.2
Dilutive restricted stock units	0.2		0.3		0.2
Total diluted shares	160.1		160.2		160.1
______________________________

(1)	See Table 8 for details.

(2)	The adjusted effective tax rate is 19% for the three and six months ended June 30, 2013 and three months ended March 31, 2013.

(3)	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.
Table 4
Factors Affecting Increase (Decrease) in Segment Net Sales - Unaudited

	Three Months Ended
	June 30, 2013	March 31, 2013
	(In $ millions)
Net Sales
Advanced Engineered Materials	352	329
Consumer Specialties	314	295
Industrial Specialties	295	288
Acetyl Intermediates	809	808
Other Activities (1)	—	—
Intersegment eliminations	(117)	(115)
Total	1,653	1,605
______________________________

(1)
Other Activities includes corporate Selling, general and administrative expenses, the results of captive insurance companies and certain components of net periodic benefit cost, including interest cost, expected return on assets and net actuarial gains and losses.

Three Months Ended June 30, 2013 Compared to Three Months Ended March 31, 2013

	Volume	Price	Currency	Other	Total
	(In percentages)
Advanced Engineered Materials	8	(1)	—	—	7
Consumer Specialties	6	1	—	—	7
Industrial Specialties	2	1	—	—	3
Acetyl Intermediates	—	—	—	—	—
Total Company	3	—	—	—	3

Table 5
Adjusted Free Cash Flow - Reconciliation of a Non-GAAP Measure - Unaudited

	Three Months Ended
	June 30, 2013	March 31, 2013
	(In $ millions)
Net cash provided by (used in) operating activities	229	147
Adjustments to operating cash for discontinued operations	6	(1)
Net cash provided by (used in) operating activities from continuing operations	235	146
Capital expenditures	(75)	(74)
Cash flow adjustments (1)	(6)	(8)
Adjusted free cash flow	154	64
______________________________

(1)	Amounts primarily associated with Kelsterbach plant relocation related cash expenses and purchases of other productive assets that are classified as 'investing activities' for GAAP purposes.
Table 6
Cash Dividends Received - Unaudited

	Three Months Ended
	June 30, 2013	March 31, 2013
	(In $ millions)
Dividends from equity investments	45	47
Dividends from cost investments	23	24
Total	68	71
Table 7
Net Debt - Reconciliation of a Non-GAAP Measure - Unaudited

	As of June 30, 2013	As of December 31, 2012
	(In $ millions)
Short-term borrowings and current installments of long-term debt - third party and affiliates	224	168
Long-term debt	2,860	2,930
Total debt	3,084	3,098
Less: Cash and cash equivalents	1,107	959
Net debt	1,977	2,139

Table 8
Other Charges and Other Adjustments - Presentation of a Non-GAAP Measure - Unaudited

	Three Months Ended		Six Months Ended June 30, 2013
	June 30, 2013	March 31, 2013		Income Statement Classification
	(In $ millions)
Other Charges (Gains), net
Employee termination benefits	1	2	3
Kelsterbach plant relocation	2	2	4
Total	3	4	7
Other Adjustments (1)
Plant closures	1	1	2	Cost of sales / SG&A
Commercial disputes	5	—	5	Cost of sales
Other	4	3	7	Cost of sales / SG&A
Total	10	4	14
Total other charges and other adjustments	13	8	21
______________________________

(1)	These items are included in net earnings but are not included in Other charges (gains), net.